State of Delaware
                                                         Secretary of State
                                                      Division of Corporations
                                                   Delivered 12:30 pm 11/08/2004
                                                      FILED 12:30 PM 11/08/2004
                                                    SRV 040804249-2753360 FILE

                                STATE OF DELAWARE
                            CERTIFICATE OF AMENDMENT
                         OF CERTIFICATE OF INCORPORATION
                                       OF
                        CAMRYN INFORMATION SERVICES, INC.
                        ---------------------------------

     The corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware does hereby certify:

FIRST: That at a meeting of the Board of Directors of Camrvn Information Services, Inc. on November 3, 2004 resolutions were duly adopted setting forth a proposed amendment of the Certificate of Incorporation of said corporation, declaring said amendment to be advisable and calling a meeting of the stockholders of said corporation for consideration thereof, The resolution setting forth the proposed amendment is as follows:

RESOLVED, that the Certificate of Incorporation of this corporation be amended by changing the Article thereof numbered "One" so that, as amended, said Article shall be and read as follows:

The name of the  corporation  shall be amended to read Istorage  Networks,  Inc.

RESOLVED, that the Certificate of Incorporation of this corporation mend by changing the Article thereof numbered "Fourth" that, as amended said Article shall be and read as follows: The total number of shares of stock which this corporation shall authorized to issue is One Billion (1,000,000,000) shares of common stock at $,00001 par value.

SECOND: That, thereafter, pursuant to resolution of its Board of Directors, a special meeting of the stockholders of said corporation was duly called and held upon notice in accordance with Section 222 of the General Corporation Law of the State of Delaware at which meeting the necessary number of shares required by statute were voted in favor of the amendment.

THIRD: That said amendment was duly adopted in accordance with the provisions of
Section 242 of the General Corporation Law of the State of Delaware.

FOURTH: That the capital of said corporation shall not be reduced under or by reason of said amendment.

IN WITNESS WHEREOF, said corporation has caused this certificate to signed this 3rd day of November, 2004.


/s/ Mark White


Mark White, President